EXHIBIT 23.2

Consent of Independent Auditors

The Board of Directors
Worthington Armstrong Venture:

We consent to the use of our report dated February 18, 2019, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income and comprehensive income, partners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, not included herein, which report appears in Exhibit 99.1 in the May 31, 2019 annual report on Form 10-K of Worthington Industries, Inc., incorporated herein by reference.

/s/KPMG LLP

Philadelphia, Pennsylvania
October 10, 2019